SETTLEMENT AND RELEASE AGREEMENT	ACCORDO TRANSATTIVO E LIBERATORIO
By and between	Tra
Coty Italia S.p.A., having its registered office in Via Ferrante Aporti 8, 20125 Milano ,VAT number and fiscal code 06265480159 represented by Laura Pessina, Human Resources Director   (hereinafter also referred to as the “Company”) which is part of Coty Inc. Group (the “Group”)
Coty Inc. having its registered office at 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. represented by the Chairman of the Board of Directors, Mr Lambertus J.H. Becht

And

Mr. Michele Scannavini (the “Dirigente”) resident in Milano (Italy), Via Mercato 14, fiscal code SCNMHL59D21D548O
Hereinafter each one referred to as the “Party” and jointly referred to as the “Parties”

Coty Italia S.p.A., con sede legale in Via Ferrante Aporti 8, 20125 Milano, P.Iva e Codice Fiscale 06265480159, rappresentata da Laura Pessina, Direttore delle Risorse Umane, (di seguito anche denominata la “Società”), che fa parte del Gruppo Coty Inc. (il "Gruppo")
Coty Inc., con sede legale al n. 1209 di Orange Street, Wilmington, Delaware 19801, U.S.A., rappresentata dal Presidente del Consiglio di Amministrazione, Sig. Lambertus J.H. Becht

E

Il Sig. Michele Scannavini (il “Dirigente”) residente in Milano (Italia), Via Mercato, 14, Codice Fiscale SCNMHL59D21D548O
Ciascuno qui di seguito indicato come “Parte” e congiuntamente tutti indicati come le “Parti”

Whereas	Premesso che
a)
The Parties entered into an employment agreement (“Contratto di assunzione” - hereinafter the “Employment Agreement”) for a “Dirigente” position under the National Collective Agreement for “Dirigenti aziende industriali” (hereinafter “Employment Relationship”) in July 2012 and having effect as of August 1, 2012, according to which the Dirigente undertook the responsibilities to carry out functions and duties of the activity performed by the Company and the Group to which it belongs to (“Business”) as mentioned in section 1 of the Employment Agreement.

a)
Le Parti hanno stipulato un contratto di lavoro (qui di seguito il “Contratto di Assunzione”) per una posizione di “Dirigente”, ai sensi del Contratto Collettivo Nazionale per Dirigenti di Aziende Industriali (qui di seguito il “Rapporto di Assunzione”) nel luglio 2012 e con decorrenza dal 1 Agosto 2012, ai sensi del quale il Dirigente assumeva la responsabilità di svolgere funzioni e compiti relativi all’attività svolta dalla Società e dal Gruppo cui la stessa appartiene (l’“Attività”) come indicato nella sezione 1 del Contratto di Assunzione.

b)
According to the Employment Agreement, the Dirigente has also been appointed to the position of Board member (“Offices of Board Member”) of some of the companies of the Group. The employment position and the Offices of Board Member shall be hereinafter jointly referred to as “Labor Relationship”.

		b)
In conformità al Contratto di Assunzione, il Dirigente è stato inoltre nominato alla carica di Membro del Consiglio di Amministrazione (“Cariche di Membro del Consiglio”) di alcune società del Gruppo.
La posizione di lavoro subordinato e le Cariche di Membro del Consiglio saranno di seguito congiuntamente indicate come “Rapporto di Lavoro”.

c)
In particular, Mr. Scannavini was appointed Chief Executive Officer (CEO), a member of the Executive Committee and a member of the Board of Directors of Coty Inc. Mr. Scannavini held a top responsibility position and was expected to lead the activities of the Group at a worldwide level.

		c)
In particolare, il Sig. Scannavini è stato nominato Amministratore Delegato (CEO), membro del Comitato Esecutivo e membro del Consiglio di Amministrazione della Coty Inc. Il Sig Scannavini ha assunto una posizione di alta responsabilità e era previsto che guidasse le attività del Gruppo a livello mondiale.

d)
Despite an appreciation for the personal commitment and efforts made by Mr. Scannavini, divergent views have developed between him and the Board of Directors as to the most effective way to manage the Company.

		d)
Nonostante l'apprezzamento per l'impegno personale e gli sforzi compiuti dal Sig Scannavini, si sono sviluppate opinioni divergenti tra lo stesso e il Consiglio di Amministrazione circa il modo più efficace di gestire la Società.

e)
As a result of the above, the Parties have agreed to terminate in the form of an amicable and mutually agreed settlement any Labor Relationship between them or between the Dirigente and any other company of the Group in accordance with the terms and conditions hereinafter set forth as well as to define and to prevent any future controversy or claim - for whatever title, reason and/or cause - connected with the employment.

		e)
In conseguenza di quanto sopra, le Parti hanno concordato di porre fine, nelle forme di una composizione amichevole e di comune accordo, ad ogni Rapporto di Lavoro tra le stesse o tra il Dirigente e qualsiasi altra società del Gruppo, secondo i termini e le condizioni qui di seguito indicate, così come di definire e prevenire ogni futura controversia o pretesa - per qualsiasi titolo, ragione e/o causa - connessa con il rapporto di lavoro subordinato.

NOW, THEREFORE, the Parties agree the following:		TUTTO CIO' PREMESSO, le Parti convengono quanto segue:
1.	The premises are integral and material part of this Settlement and Release Agreement (the “Release Agreement”);	1.	Le premesse sono parte integrante e sostanziale del presente Accordo Transattivo e Liberatorio (l'“Accordo Liberatorio”);

2.	The Labor Relationship between the Parties, and in particular, but not limited to, both the Employment Relationship between Coty Italia S.p.A and the Dirigente under the Employment Agreement and any other Office of Board Member mentioned in the preambles, and in general any relationship that can be related to or having been originated from the Labor Relationship is hereby terminated by mutual agreement without any obligation of notice period and/or compensation in lieu of notice period with effect as of September 30, 2014 (the “Termination Date”);	2.
Il Rapporto di Lavoro tra le Parti, ed in particolare, ma non limitatamente a, sia il Rapporto di lavoro tra Coty Italia S.p.A. e il Dirigente ai sensi del Contratto di Assunzione sia ogni altra carica di membro del Consiglio menzionata nelle premesse, ed in generale ogni rapporto che possa essere riferito o che possa trarre origine dal Rapporto di Lavoro, è con il presente atto dichiarato cessato di comune accordo senza alcun obbligo di preavviso e/o indennità sostitutiva di preavviso, con effetto dal 30 settembre 2014 (la "Data di Cessazione");

3.	Competition restrictions set forth on paragraph 8 of the Employment Agreement will be fully enforced for a period of twelve (12) months, starting on the Termination Date and shall be compensated for as set forth in the Employment Agreement;	3.
I vincoli di non concorrenza stabiliti al paragrafo 8 del Contratto di Assunzione saranno pienamente applicati per un periodo di dodici (12) mesi, a partire dalla Data di Cessazione e saranno indennizzati come stabilito nel Contratto di Assunzione;

4.	In order to prevent and in any case to settle any claim and/or demand directly and/or indirectly connected to the Labor Relationship, the Company shall pay to the Dirigente a severance indemnity amounting to € 1’100’000 (one million one hundred thousand euros) (incentivo all'esodo). The Company, in addition to the above mentioned severance indemnity shall also pay to the Dirigente the accrued termination indemnity (TFR), any outstanding vacation days and FY14 APP (the annual bonus that relates to the fiscal year that ended 30 June 2014) within 30 days of the Termination Date.	4.
Al fine di prevenire ed in ogni caso di comporre ogni pretesa e/o domanda, direttamente e/o indirettamente connesso al Rapporto di Lavoro, la Società corrisponderà al Dirigente un incentivo all'esodo pari a € 1.100.000 (un milione e centomila euro). La Società, in aggiunta al sopra indicato incentivo all'esodo, corrisponderà al Dirigente il Trattamento di Fine Rapporto (TFR), tutti i giorni di ferie non goduti e il FY14 APP (il bonus annuale relativo all'esercizio finanziario chiuso al 30 giugno 2014) entro 30 giorni dalla Data di Cessazione.

5.	The above mentioned amount, which is not subject to social contributions as provided by article 12 of Law n°153/1969 as changed by D.Lgs. n° 314/1997 will be subject to taxes, determined with the criteria as provided by articles 17 and 19 TUIR;	5.
L'importo sopra menzionato, non soggetto a contributi previdenziali secondo quanto stabilito dall'articolo 12 della Legge 153/1969 come modificata dal D.lgs 31471997, sarà soggetto a tassazione determinata secondo i criteri stabiliti dagli articoli 17 e 19 del TUIR;

6.
The Dirigente hereby accepts the above mentioned severance indemnity (incentivo all'esodo) and confirms his free willingness to settle by amicable agreement the Labor Relationship and therefore, to terminate the Employment Relationship and to resign, at Company request and without further indemnification, from any Offices of Board Members, i.e., any Officership or Directorship within companies of the Group as well as any industry boards or industry associations he may have been appointed to by the Company or the Group; the Dirigente hereby acknowledges and places on record that, with the only exception of the payment of the amount expressly mentioned in this agreement, he has received any and all amounts to which he may be entitled to in relation to the Labor Relationships in accordance with the Applicable National Collective agreement, the Employment Agreement, well as any other applicable provision of law or individual arrangements undertaken by the parties.

6.
Il Dirigente con il presente atto accetta il sopra indicato incentivo all'esodo e conferma la propria volontà di definire con un accordo bonario il Rapporto di Lavoro e, pertanto, di interrompere il Rapporto di Assunzione e di dare le dimissioni, a richiesta della Società e senza ulteriore indennizzo, da ogni carica di membro del Consiglio, e cioè da ogni Incarico o Funzione nell'ambito delle società del Gruppo così come da ogni consiglio industriale o associazione di categoria in cui possa esser stato nominato dalla Società o dal Gruppo; il Dirigente con il presente atto riconosce e dà atto che, con la sola eccezione del pagamento dell'importo espressamente indicato in questo accordo, egli ha ricevuto ogni e tutte le somme a cui può avere diritto in relazione al Rapporto di Lavoro ai sensi del Contratto Collettivo Nazionale applicabile, del Contratto di Assunzione, nonché di ogni altra disposizione di legge applicabile o di accordi individuali sottoscritti dalle Parti.

7.
In the framework of this Release Agreement and as a further consideration by the Company and the Group of the waiver by the Dirigente to any further indemnity or amount of money to which he may be entitled to, Coty Inc. will amend the stock option grant previously made to the Dirigente on September 14, 2010 under the Coty Long Term Incentive Plan (“LTIP”) to provide that, upon the execution of this Release Agreement, all 520,000 options granted on September 14, 2010 that remain unvested will vest rather than be forfeited. Except as expressly vested above, all other unvested awards granted to the Dirigente under the LTIP or other various Coty equity plans shall be forfeited on the Termination Date without further action by any party. All other terms related to the Dirigente’s equity awards under the various Coty equity plans shall remain in full effect.

7.
Nell'ambito del presente Accordo Liberatorio e come ulteriore corrispettivo da parte della Società e del Gruppo alla rinuncia del Dirigente ad ogni ulteriore indennità o somma di denaro a cui possa avere diritto, Coty Inc. modificherà la attribuzione di stock option fatta al Dirigente in data 14 settembre 2010 nell'ambito del Piano di Incentivazione a Lungo Termine di Coty ("LTIP") disponendo che, al momento dell’esecuzione del presente Accordo Liberatorio, tutte le 520.000 opzioni assegnate in data 14 settembre 2010, che non siano ancora state assegnate, saranno attribuite al Dirigente anziché andate perse. Ad eccezione di quanto sopra espressamente attribuito, ogni altro premio non attribuito riconosciuto al Dirigente secondo il LTIP o altri vari piani azionari di Coty sarà considerato perso alla Data di Cessazione senza ulteriore azione di ciascuna Parte. Tutti gli altri termini relativi a premi azionari del Dirigente nell'ambito dei vari piani azionari di Coty rimarranno in pieno vigore.

8.	In addition, the Dirigente expressly agrees that any amount that might be due by him to the tax and social security administrations because of the exercise of the options and/or sale of the corresponding shares, be withheld by the Company. In case such withholding is not possible, the Dirigente undertakes to pay to the Company, at first request, the amounts that might be due in his behalf by the Company to the tax and social security administrations. To that end, the Dirigente undertakes to serve notice on the Company of any change of address by registered mail with acknowledgement of receipt.	8.
In aggiunta, il Dirigente accetta espressamente che qualsiasi somma da egli eventualmente dovuta all’amministrazione tributaria o previdenziale per effetto dell'esercizio delle opzioni e/o della vendita delle corrispondenti azioni, sarà trattenuta dalla Società. In caso non sia possibile tale trattenuta, il Dirigente si impegna a versare alla Società, a prima richiesta, le somme che possano essere dovute a suo nome dalla Società alle amministrazioni tributarie e previdenziali. A tal fine, il Dirigente si impegna a comunicare alla Società ogni mutamento di indirizzo mediante lettera raccomandata con avviso di ricevimento.

9.	In addition and to fully comply with the provisions of the Employment Agreement, the Company shall make a final gross payment amounting to € 751’950 (seven hundred and fifty one thousands nine hundred and fifty euros).	9.	In aggiunta e per rispettare pienamente le previsioni del Contratto di Assunzione, la Società procederà al pagamento lordo finale di € 751.950 (settecento cinquantuno mila e novecentocinquanta euro).
10.	The Parties agree that the Dirigente will continue to benefit from continued tax assistance for his 2014 Coty related income in Italy, USA and France.	10.	Le Parti concordano che il Dirigente continuerà a beneficiare della assistenza fiscale continuata per i suoi redditi Coty 2014 in Italia, USA e Francia.
11.	Within 90 days after the Termination Date, the Dirigente shall have the right to exercise any vested options he holds. Any vested options which are not exercised within 90 Days of the Termination Date shall be forfeited without further action by any party.	11.
Entro 90 giorni dalla Data di Cessazione, il Dirigente avrà diritto di esercitare le opzioni di cui sia titolare e che egli detenga. Le opzioni che non siano esercitate entro 90 giorni dalla Data di Cessazione saranno considerate rinunciate senza necessità di ulteriore azione di una delle Parti.

12.
Within 120 days after the Dirigente’s execution of this Release Agreement, and on such date as designated by Coty Inc., Coty Inc. shall purchase from the Dirigente, and the Dirigente shall sell back to the Group, any or all Coty shares he holds directly or indirectly, whether acquired pursuant to various Coty equity compensation plan or otherwise, for a purchase price equal to the average closing value of the Coty shares on the New York Stock Exchange over the 5 business days immediately preceding Sptember 29, 2014. If any Coty shares are to be distributed to the Dirigente at a later date pursuant to the terms of an outstanding RSU grant that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, the Dirigente agrees that, within 30 days following receipt of such Coty shares, Coty, Inc. shall have the right, but not the obligation, to cause the Dirigente to sell such shares back to the Group for a purchase price equal to the average closing value of the Coty shares on the New York Stock Exchange over the 5 business days immediately preceding such repurchase date.

12.
Entro 120 giorni dalla firma da parte del Dirigente del presente Accordo Liberatorio, e alla data designata da parte di Coty Inc., Coty Inc. acquisterà dal Dirigente e il Dirigente dovrà vendere al gruppo, ogni e tutte le azioni Coty dallo stesso detenute direttamente o indirettamente, qualora acquisite ai sensi dei vai piani di compensazione del capitale di Coty o in qualsiasi altro modo, per un prezzo di acquisto pari al valore medio di chiusura delle azioni Coty sul New York stock Exchange nei 5 giorni immediatamente precedenti alla 30 settembre 2014. Qualora le azioni Coty siano distribuite al Dirigente in una data successiva secondo i termini di un versamento eccezionale RSU soggetto alla Sezione 409A del Internal Revenue Code del 1986, come modificato, il Dirigente concorda che, entro 30 giorni dal ricevimento di tali azioni Coty, Coty Inc. avrà il diritto, ma non l'obbligo, di ottenere da parte del Dirigente la vendita di tali azioni al Gruppo al valore medio di chiusura delle azioni Coty sul New York stock Exchange nei 5 giorni immediatamente precedenti alla data di riacquisto.

13.
The Dirigente expressly agrees, without time limitation and for any reason whatsoever not to withhold, publish or circulate any detrimental information regarding the Company or the Group nor criticize the Company or the Group, relating notably to the commercial strategy, products, management, Board Members or employees. The Dirigente expressly agrees to refrain from providing an affidavit - unless requested by a judicial authority - to e.g., any third parties, current or former employees or Board Members, any information which could be detrimental to the Company, the Group or its Board Members.
In the same way, the Company and the Group expressly agree, without time limitation and for any reason whatsoever not to withhold, publish or circulate any detrimental information relating to the Dirigente, nor criticize the Dirigente in any manner.

13.
Il Dirigente accetta espressamente, senza limiti di tempo e senza restrizione di motivi, di non trattenere, pubblicare o diffondere qualsiasi informazione pregiudizievole riguardante la Società o il Gruppo, né di criticare la Società o il Gruppo, in particolare per quanto riguarda strategia commerciale, i prodotti, la gestione, i membri del Consiglio o i dipendenti. Il Dirigente accetta espressamente di astenersi dal fornire una dichiarazione giurata - a meno che non venga richiesto da un'autorità giudiziaria - riguardante, per esempio, terzi, dipendenti o ex dipendenti o Consiglieri, o qualsiasi informazione che potrebbe essere dannosa per la Società, il Gruppo o i suoi membri del Consiglio. Allo stesso modo, la Società e il Gruppo accettano espressamente, senza limiti di tempo e per qualunque motivo, di non trattenere, pubblicare o diffondere qualsiasi informazione pregiudizievole relativa al Dirigente, né di criticare il Dirigente in qualsiasi modo.

14.
Upon the execution of this Release Agreement, the Parties expressly agree on the wording of the internal and external communications which will be disclosed, as mentioned in Annex 1. The Dirigente expressly acknowledges that such communication is in no way detrimental to his image and reputation. The Parties also agree that the expenses related to the visits the Dirigente would need to pay to a certain number of Coty companies’ locations, as part of the communication surrounding his departure from the Group, will be covered by the Company.

The Parties expressly agree that the Dirigente will be able to retain the Company vehicle, computer and mobile phone which are the property of the Company, until 31 October, 2014 at the latest. The Dirigente also expressly agrees that, on Termination Date at the latest, and in conformance with article 5 of the Employment Agreement, he will return all documents, equipment or data belonging to the Company or the Group.

14.
Subordinatamente alla firma del presente Accordo Liberatorio, le Parti espressamente concorderanno sulla formulazione delle comunicazioni interne ed esterne che saranno divulgate, come indicate nell'Allegato 1. Il Dirigente riconosce espressamente che tale comunicazione non è in alcun modo dannosa per la sua immagine e reputazione. Le parti convengono inoltre che le spese che il Dirigente sosterrà relativamente alle visite presso un certo numero di sedi delle società Coty, nell’ambito della comunicazione che accompagnerà la sua uscita dal Gruppo, saranno a carico della Società.

Le Parti accettano espressamente che il Dirigente potrà trattenere la vettura aziendale, il computer e il telefono cellulare che sono di proprietà della Società fino al massimo al 31 ottobre 2014. il Dirigente inoltre espressamente accetta che, al più tardi alla Data di Cessazione, conformemente all'articolo 5 del Contratto di assunzione, egli restituirà tutti i documenti, le attrezzature o i dati appartenenti alla Società o al Gruppo.

15.	The Dirigente expressly commits not to disclose, directly or indirectly, with no limitation in time following the Termination Date, to others or use for Employee’s own benefit of for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within the Coty Group, under the terms and conditions described in article 7 of the Employment Agreement.	15.
Il Dirigente espressamente si impegna a non divulgare, direttamente o indirettamente, senza limitazioni di tempo successivamente alla Data di Cessazione, ad altri o ad usare a proprio beneficio di dipendente o a beneficio di altri e accetta di tenere strettamente confidenziale tutte le informazioni concernenti la Società o ogni altra che appartenga al Gruppo Coty, secondo i termini e le condizioni descritte all'articolo 7 del Contratto di Assunzione.

16.
The Dirigente, in the framework of a general novation settlement under sect. 1965 and 1975 of the Italian civil code, finally waives any claim of any kind, also before any Court, toward Coty Italia S.p.A., Coty Inc. and any other Company of the Group as well as toward the Directors, the Managers, the Shareholders of the abovementioned Companies and of the other Companies of the Group, that can be originated from or connected in any way to the execution and termination of the Labor Relationship, also indirectly and with reference to any provision of law or contract as well as any applicable practice as well any other right to which the employees or the managers/directors of the Group may be entitled to; as an non exhaustive example, the Dirigente waives any claim for any remuneration and/or any remunerative differences of any kind, payment of social security and/or welfare funds of any kind, illness treatment, premiums, royalties, commissions, bonuses, subsistence allowance, Directors fees and reimbursement of expenses variable remuneration and/or reimbursement of expenses of any kind, incidences of any amount and/or payment of any kind on the direct, indirect and deferred wage concerns, alleged indemnity of any damage also pursuant to sect. 2116, 2° paragraph, sect. 2043, 2059, 2087, 2103 of the Italian Civil Code, bonuses or whatever, indemnity connected with ending of the mandate as member of the board of directors (including the so called “Trattamento di Fine Mandato”) for and any other amount that he may claim in force of other applicable Italian or non-Italian laws, regulations, case precedents, National collective Labor Agreements;

16.
Il Dirigente, nell'ambito di una generale transazione novativa ai sensi degli articoli 1965 e 1975 del Codice Civile Italiano, rinuncia a qualsiasi pretesa di ogni genere, di fronte a qualsiasi Autorità Giudiziaria, verso Coty Italia SpA, Coty Inc. e qualsiasi altra Società del Gruppo, nonché verso gli Amministratori, i Dirigenti, gli Azionisti delle menzionate Società e delle altre società del Gruppo, che possa essere originata da o connessa in qualsiasi modo all'esecuzione e alla cessazione del Rapporto di Lavoro, anche indirettamente e con riferimento ad ogni disposizione di legge di contratto così come di ogni prassi applicabile nonché di ogni altro diritto applicabile a cui il dipendente o il dirigente/amministratore del Gruppo possa aver diritto; a titolo esemplificativo non esaustivo, il Dirigente rinuncia a qualsiasi richiesta di ogni compenso e/o eventuali differenze retributive di qualsiasi tipo, al pagamento di contributi e/o fondi previdenziali di ogni tipo, al trattamento di malattia, premi, royalties, provvigioni, bonus, indennità, emolumenti da Amministratore e al rimborso spese di retribuzione variabile e /o al rimborso delle spese di qualsiasi natura, all'incidenza di qualsiasi importo e/o al pagamento di ogni genere concernente salari diretti, indiretti e differiti, al presunto indennizzo di eventuali danni anche ai sensi dell'art. 2116, 2 ° comma, artt. 2043, 2059, 2087, 2103 del Codice Civile Italiano, a bonus o a quant'altro, a indennità connesse con la fine del mandato di Membro del Consiglio di Amministrazione (tra cui il cosiddetto "Trattamento di Fine Mandato") e ogni altra somma cui egli possa aver diritto in forza di altre leggi applicabili italiane e non italiane, normative, casi precedenti, accordi collettivi nazionali di lavoro;

17.	On its turn, Coty Italia S.p.A., also on behalf of the Group, in the framework of the above mentioned general novation settlement under sect. 1965 and 1975 of the Italian civil code, accepts such waivers of the Dirigente and hereby declares that it has no complaints of any kind toward the Dirigente connected with the above mentioned Labor Relationship;	17.
Da parte sua Coty Italia S.p.A., anche a nome del Gruppo, nell'ambito della sopra menzionata transazione generale novativa ai sensi degli art. 1965 e 1975 del Codice Civile Italiano, accetta tali rinunce del Dirigente e con il presente atto dichiara di non avere alcuna pretesa nei confronti del Dirigente connessa con il sopra menzionato Rapporto di Lavoro;

18.	As a consideration for the above mentioned general novation settlement and to cover legal fees incurred by the Dirigente in reviewing and executing the Release Agreement, the Company will pay the amount of Euro 5.000 (five thousand Euros) to the Dirigente who hereby accepts such payment;	18.
A remunerazione della sopra menzionata transazione generale novativa e al fine di coprire i costi legali necessari per la revisione e l'esecuzione del presente Accordo Liberatorio, la Società corrisponderà la somma di € 5.000 (cinque mila euro) al Dirigente che con il presente atto accetta il pagamento;

19.	The payment of the amounts mentioned on paragraph 4, 9 and 18 above shall be made on the date of the formalization of this Release Agreement in front of the representative of the appropriate Labor Commissions as defined in the following paragraph. It is expressly agreed between the Parties that the Dirigente is fully aware of his situation and rights as regards such payments with respect to the social or tax administrations.	19.
Il pagamento delle somme menzionate ai paragrafi 4, 9 e 18 sarà effettuato nel giorno della formalizzazione del presente Accordo Liberatorio alla presenza dei rappresentanti delle apposite Commissione del Lavoro come definite nel paragrafo seguente. E' espressamente convenuto tra le Parti che il Dirigente è pienamente consapevole della propria situazione e dei diritti concernenti tali pagamenti in relazioni alle amministrazioni fiscali e previdenziali.

20	This Release Agreement will be formalized and executed before the appropriate Labor commissions or any other competent authority under sect. 410 and following articles of the Italian civil procedure code and sect. 2113 of the Italian Civil Code by October 31, 2014	20
Il presente Accordo liberatorio sarà formalizzato ed eseguito avanti alle apposite Commissioni del lavoro o altra autorità competente ai sensi dell'art. 410 e degli articoli seguenti del Codice Italiano di Procedura Civile e dell'art. 2113 del Codice Civile Italiano entro il 31 ottobre 2014.

21.	The Parties mutually undertake to keep this Release Agreement, and any other information relating thereto, confidential and not to disclose this Agreement or any such information to any third party without prejudice of the obligation to	21.
Le Parti reciprocamente concordano nel mantenere il presente Accordo Liberatorio e ogni informazione ad esso relativa, riservato e a non divulgarne il contenuto a terzi, fatto salvo l’eventuale obbligo di fornire

	give appropriate information for the listing purposes to the financial markets that the Group may have;		informazioni appropriate ai mercati finanziari che incombano al Gruppo;
22.	The Parties agree that this Agreement is irrevocable and will have full and immediate legal effects as of the date of signature.	22.	Le Parti concordano che il presente Accordo sia irrevocabile e che abbia pieno ed immediato effetto legale dal momento della data di sottoscrizione.
23.	Each Party hereby mutually declares that, without prejudice of the obligation hereof, does not have any further claim toward the other Party.	23.	Le Parti reciprocamente dichiarano che, senza pregiudizio dello obbligazioni assunte con il presente atto, di non aver null'altro a pretendere dall'altra Parte.
24.	This Agreement is made in the English language which the Dirigente perfectly understands along with an Italian translation to which both parties have agreed in the event that the Italian language version might be required for any official purpose. Should a discrepancy exist between the English and the Italian versions, the English version shall prevail for all official purpose.	24.
Il presente Contratto é redatto in lingua inglese che il Dirigente comprende perfettamente ed è accompagnato da una traduzione italiana alla quale entrambe le parti hanno acconsentito per il caso in cui venga richiesta la versione in lingua italiana, per qualunque ragione ufficiale. In caso di discrepanza tra la versione inglese e la versione italiana, prevarrà la versione inglese.

Paris, September 29, 2014		Parigi, 29 settembre 2014
/s/Laura Pessina Laura Pessina Human Resources Director Direttore delle Risorse Umane /s/Michele Scannavini Michele Scannavini		/s/Lambertus J.H. Becht Lambertus J.H. Becht Chairman, Coty Inc. Presidente Coty Inc. /s/Geraud-Marie Lacassagne Geraud-Marie Lacassagne SVP, Human Resources, Coty SVP, Risorse Umane, Coty